UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On October 29, 2015, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three and nine months ended September 30, 2015, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2015.  This information is not a comprehensive statement of our financial results for the quarterly period ended September 30, 2015, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and nine months ended September 30, 2015 are finalized.

References to “Oiltanking” and “Oiltanking GP” in this Current Report mean Oiltanking Partners, L.P.  and OTLP GP, LLC, respectively.  In October 2014, we acquired (a) approximately 65.9% of the limited partner interests of Oiltanking, (b) all of the member interests of Oiltanking GP (the general partner of Oiltanking) and (c) the incentive distribution rights of Oiltanking held by Oiltanking GP from Oiltanking Holding Americas, Inc. as Step 1 of a two-step acquisition of Oiltanking.  In February 2015, we completed Step 2 of this acquisition with our issuance of approximately $1.4 billion of non-cash equity consideration to acquire the noncontrolling interests of Oiltanking.

References to “Offshore Business” in this Current Report refer to the Gulf of Mexico operations we sold to Genesis Energy, L.P. (“Genesis”) on July 24, 2015.  See “Significant Recent Developments” within this Item 8.01 for additional information regarding this sale.

References to “EFS Midstream” mean EFS Midstream LLC, which we acquired effective July 1, 2015.  See “Significant Recent Developments” within this Item 8.01 for additional information regarding this acquisition.

Condensed Consolidated Financial Highlights – Third Quarter 2015 Results (Unaudited)

On October 29, 2015, Enterprise announced its consolidated financial results for the three and nine months ended September 30, 2015.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$6,307.9	$12,330.2	$20,872.9	$37,760.9
Costs and expenses	5,501.6	11,464.8	18,569.7	35,085.3
Equity in income of unconsolidated affiliates	103.1	72.3	302.5	179.1
Operating income	909.4	937.7	2,605.7	2,854.7
Interest expense	243.7	229.8	723.2	679.6
Provision for income taxes	5.5	7.7	4.4	22.5
Net income	657.7	699.2	1,864.9	2,152.4
Net income attributable to noncontrolling interests	8.4	8.1	28.5	24.8
Net income attributable to limited partners	649.3	691.1	1,836.4	2,127.6

Earnings per unit, fully diluted	$0.32	$0.37	$0.92	$1.13

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$695.5	$711.5	$2,041.3	$2,172.4
Crude Oil Pipelines & Services	254.6	190.8	704.2	534.5
Natural Gas Pipelines & Services	192.4	195.4	588.3	618.8
Petrochemical & Refined Products Services	191.5	190.3	547.4	482.4
Offshore Pipelines & Services	7.1	47.1	97.5	120.0
Total gross operating margin	$1,341.1	$1,335.1	$3,978.7	$3,928.1

	September 30,	December 31,
	2015	2014
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$80.5	$74.4
Total assets	48,527.8	47,201.0
Total debt principal outstanding, including current maturities	22,497.8	21,389.2
Partners’ equity	20,162.1	18,063.2
Noncontrolling interests	190.8	1,629.0

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the third quarter of 2015, depreciation, amortization and accretion expenses totaled $373 million, distributions received from unconsolidated affiliates were $97 million and non-cash charges attributable to changes in the fair value of the Liquidity Option Agreement were $4 million.  In addition, for the third quarter of 2015, our total capital investments were approximately $2.1 billion, which includes approximately $84 million of sustaining capital expenditures.

When compared to amounts presented in our annual report on Form 10-K for the year ended December 31, 2014, total assets at December 31, 2014 (as presented in the table above) increased by $100 million due to a retrospective adjustment of the fair value of the Liquidity Option Agreement in connection with finalizing the purchase price allocation for the Oiltanking acquisition.

Review of Third Quarter 2015 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment was $696 million for the third quarter of 2015 compared to $712 million for the third quarter of 2014.

Enterprise’s natural gas processing and related natural gas liquids (“NGLs”) marketing business generated gross operating margin of $203 million for the third quarter of 2015 compared to $291 million for the third quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased $99 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise’s NGL marketing activities, which benefited from increased LPG loadings.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 5.0 billion cubic feet per day (“Bcf/d”) in the third quarters of 2015 and 2014.  Enterprise’s equity NGL production increased to 129 thousand barrels per day (“MBPD”) for the third quarter of 2015 compared to 103 MBPD for the third quarter of 2014 on higher recoveries of ethane at certain processing plants in South Texas and Louisiana.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $88 million, or 32 percent, to $366 million for the third quarter of 2015 from $278 million for the third quarter of 2014.  NGL transportation volumes were a record 3.2 million barrels per day (“BPD”) for the third quarter of 2015 compared to 2.9 million BPD for the same quarter of 2014.

Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $33 million for the third quarter of 2015 compared to the third quarter of 2014.  This increase includes a $17 million contribution from assets acquired in connection with the Oiltanking acquisition in October 2014.  LPG export volumes increased by 79 MBPD as a result of the expansion of the partnership’s LPG export facility that was completed in April 2015 and higher dock utilization.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $24 million increase in gross operating margin in the third quarter of 2015 compared to the same quarter of 2014, primarily due to higher pipeline tariffs and fees, and lower operating expenses on the Mid-America and Seminole pipelines. Transportation volumes for the Mid-America, Seminole and Chaparral pipelines combined were 1.0 million BPD in the third quarters of 2015 and 2014.

Gross operating margin from the partnership’s ATEX and Aegis ethane pipelines increased $8 million in the third quarter of 2015 compared to the same quarter of 2014 primarily due to a combined 42 MBPD increase in transportation volumes. The first two segments of the Aegis Ethane Pipeline were completed in September 2014 and 2015, respectively, with the final segment scheduled to be completed in the fourth quarter of 2015.

Enterprise’s South Texas NGL Pipeline System had a $6 million increase in gross operating margin this quarter compared to the same quarter last year due to a 68 MBPD increase in transportation volumes as a result of higher Eagle Ford Shale production.

Enterprise’s NGL fractionation business reported gross operating margin of $126 million for the third quarter of 2015, a $17 million decrease from $143 million reported for the third quarter of last year, primarily due to lower product blending and other fee revenues impacted by lower energy commodity prices at our Mont Belvieu NGL fractionation facility.  Total fractionation volumes increased to 837 MBPD for the third quarter of 2015 from 823 MBPD in the third quarter of 2014, primarily due to higher volumes fractionated at our facilities in Louisiana partially offset by lower volumes fractionated at our Mont Belvieu facility.

Crude Oil Pipelines & Services
Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 33 percent, or $64 million, to a record $255 million for the third quarter of 2015 from $191 million for the third quarter of 2014.  Total crude oil transportation volumes increased 21 percent to a record 1.5 million BPD for the third quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.

The EFS Midstream assets, which we acquired effective July 1, 2015, contributed $41 million of gross operating margin this quarter, and crude oil operations at the partnership’s Houston Ship Channel terminal, which was part of the Oiltanking acquisition, contributed $36 million of gross operating margin this quarter.

Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $17 million in the third quarter of 2015 compared to the same quarter of 2014, primarily due to contributions from the new Seaway Loop pipeline, which began commercial service in December 2014.  Net to our interest, volumes on the Seaway Pipeline increased 161 MBPD in the third quarter of 2015 compared to the same quarter of 2014. The West Texas crude oil pipeline system reported a $10 million increase in gross operating margin on higher volumes of 38 MBPD during the third quarter of 2015 compared to the third quarter of 2014.

The South Texas crude oil pipeline system reported an $18 million decrease in gross operating margin this quarter compared to the same quarter last year primarily due to a 32 MBPD decrease in transportation volumes.  The decrease in transportation volumes was primarily due to lower volumes from legacy fields in South Texas and the abandonment of certain segments of pipeline.  Our crude oil marketing and related activities had a $23 million decrease in gross operating margin this quarter compared to the third quarter last year, primarily due to lower margins and higher operating expenses.

Natural Gas Pipelines & Services
Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $192 million for the third quarter of 2015 compared to $195 million for the third quarter of 2014.  Total natural gas transportation volumes were 12,387 billion British thermal units per day (“BBtus/d”) for the third quarter of 2015 compared to 12,486 BBtus/d for the third quarter of last year.

The Texas Intrastate system reported gross operating margin of $93 million for the third quarter of 2015 compared to $95 million for the third quarter of last year. Natural gas pipeline volumes for the Texas Intrastate system were 5,021 BBtus/d in the third quarter of 2015 compared to 4,797 BBtus/d for the third quarter of 2014.  The Acadian Gas System reported gross operating margin of $43 million for the third quarter of this year, compared to $45 million for the third quarter last year.  Natural gas pipeline volumes for the Acadian Gas System were 1,912 BBtus/d this quarter compared to 2,050 BBtus/d for the same quarter last year.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $192 million for the third quarter of 2015 compared to $190 million for the third quarter of 2014.  Total refined products and petrochemical transportation volumes increased 12 percent to a record 904 MBPD for the third quarter of 2015 compared to 809 MBPD for the third quarter of 2014.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $53 million for the third quarter of 2015 compared to $48 million for the third quarter of 2014.  Included in gross operating margin for the third quarter of 2015 is an aggregate $14 million contribution from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased to $58 million in the third quarter of 2015 from $48 million for the third quarter of 2014, primarily due to higher sales margins.  Total plant production volumes were 20 MBPD for the third quarters of 2015 and 2014.

The partnership’s propylene business reported gross operating margin of $47 million for the third quarter of 2015 compared to $65 million for the third quarter of 2014. The decrease was primarily due to lower sales margins and volumes, and increased maintenance expense at our Mont Belvieu propylene plants.  Propylene fractionation volumes were 72 MBPD for the third quarter of 2015 compared to 73 MBPD for the third quarter of 2014.

Gross operating margin from Enterprise’s butane isomerization and related operations increased to $18 million for the third quarter of 2015 from $12 million in the third quarter of 2014.  The increase was primarily due to higher isomerization volumes and lower maintenance and other expenses, partially offset by lower by-products sales revenue attributable to lower energy commodity prices.  Butane isomerization volumes were 108 MBPD for the third quarter of 2015 compared to 95 MBPD for the third quarter of 2014.

Offshore Pipelines & Services
Gross operating margin for the Offshore Pipelines & Services segment was $7 million for the third quarter of 2015 compared to $47 million for the same quarter of 2014.  Gross operating margin this quarter reflects results for 23 days of July prior to Enterprise closing on the sale of its offshore Gulf of Mexico business on July 24, 2015.

Non-GAAP Financial Measure

We evaluate segment performance based on the non-generally accepted accounting principle (“non-GAAP”) financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,341.1	$1,335.1	$3,978.7	$3,928.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(351.1)	(322.7)	(1,082.0)	(936.5)
Subtract non-cash impairment charges not reflected in gross operating margin	(26.8)	(5.7)	(139.1)	(18.2)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(12.3)	2.6	(14.7)	99.0
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(3.4)	(21.6)	(39.3)	(66.8)
Add subsequent recognition of deferred revenues attributable to make-up rights	10.9	--	45.3	--
Subtract general and administrative costs not reflected in gross operating margin	(49.0)	(50.0)	(143.2)	(150.9)
Operating income (GAAP)	$909.4	$937.7	$2,605.7	$2,854.7

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Second Stage of Aegis Ethane Pipeline Completed
In September 2015, we announced that construction of the Beaumont, Texas to Lake Charles, Louisiana segment of our Aegis Ethane Pipeline (“Aegis”) was complete and ready to deliver ethane to additional Gulf Coast petrochemical facilities.  This new 48-mile segment, along with the initial 60-mile segment currently in service, provides reliable ethane supplies to petrochemical facilities between Mont Belvieu, Texas and Lake Charles.

The final 162-mile segment of the Aegis system will extend the pipeline from Lake Charles to the Mississippi River and is expected to be completed by the end of 2015.  Aegis is supported by customer commitments in excess of 300 MBPD that ramp up over the next four years.  The capacity of the pipeline can be expanded to approximately 400 MBPD with additional pumps.

Combining our 270-mile Aegis pipeline with our existing South Texas midstream infrastructure, we will provide shippers with access to a 500-mile Gulf Coast ethane header system between Corpus Christi, Texas and the Mississippi River in Louisiana.

Sale of Offshore Business
On July 24, 2015, we consummated a sale to Genesis of our Offshore Business, which primarily consisted of our Offshore Pipelines & Services business segment, for approximately $1.53 billion in cash.  Our Offshore Business served drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. As of December 31, 2014, our Offshore Business included approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms. Our results of operations reflect ownership of the Offshore Business through July 24, 2015.

We viewed our Offshore Business as an extension of our midstream energy services network. As such, the sale of these assets did not represent a strategic shift in our consolidated operations having a major effect on our financial results.  The sale of this non-strategic business allowed us to redeploy capital to other business opportunities that we believe will generate a higher rate of return for us in the future (e.g., our recent acquisition of EFS Midstream). Also, proceeds from the closing of this sale will reduce our need to issue additional equity and debt to support our ongoing capital spending program.

We recorded a non-cash asset impairment charge in June 2015 of approximately $54.8 million, which reflects the excess of the carrying value of net assets of the Offshore Business at June 30, 2015 over their comparable estimated fair value based on the transaction price.  Upon closing of the transaction on July 24, 2015, we recorded a loss on the sale of $12.6 million.

Expansion of Propylene Pipeline System
In July 2015, we announced a series of projects to convert and expand segments of our petrochemicals pipeline network designed to increase throughput capacity for polymer grade propylene (“PGP”) and enhance system flexibility and reliability.

▪
North Dean pipeline conversion and expansion – The 149-mile pipeline will be converted from refinery grade propylene (“RGP”) service to PGP service.  The conversion is scheduled for completion in January 2017.  Originating at our Mont Belvieu, Texas complex, the converted pipeline will serve petrochemical facilities as far south as Seadrift, Texas in Calhoun County.  Construction of a 33-mile lateral pipeline, new metering stations and additional pumping capacity will accommodate the additional volumes and increase total PGP delivery capacity to more than 150 MBPD.

▪
Lou-Tex propylene pipeline conversion – The 263-mile, bi-directional pipeline, which currently transports chemical grade propylene between Sorrento, Louisiana and Mont Belvieu, Texas will be converted to PGP service.  The conversion is scheduled for completion in 2020.

▪	RGP pipeline and rail terminal expansion – Construction of a new 65-mile, 10-inch diameter pipeline, which will transport RGP between Sorrento and Breaux Bridge, Louisiana, is scheduled for completion in early 2017. Rail receipt facilities at Mont Belvieu are also being expanded to give us the capability to unload up to 100 RGP rail cars per day.

Our PGP infrastructure at Mont Belvieu currently consists of six propane/propylene fractionators.  Following completion of the new propane dehydrogenation plant, which is scheduled for December 2016, we will have the capability to produce 8 billion pounds of PGP annually at our Mont Belvieu complex.  In addition, a portion of our salt dome storage capacity in Mont Belvieu is dedicated to PGP service.

Acquisition of Eagle Ford Midstream Assets
In June 2015, we announced the execution of definitive agreements to purchase all of the member interests in EFS Midstream from affiliates of Pioneer Natural Resources Company (“Pioneer”) and Reliance Industries Limited (“Reliance”) for approximately $2.1 billion. The purchase price will be paid in two installments.  The first installment of approximately $1.1 billion was paid at closing on July 8, 2015 and the final installment of approximately $1.0 billion will be paid no later than the first anniversary of the closing date.  The effective date of the acquisition was July 1, 2015.  We funded the cash consideration for the first installment using proceeds from the issuance of short-term notes under our commercial paper program and cash on hand.

EFS Midstream provides natural gas gathering, treating and compression and condensate gathering and processing services in the Eagle Ford Shale.  The EFS Midstream system includes approximately 460 miles of natural gas and condensate gathering pipelines, ten central gathering plants, 780 MMcf/d of natural gas treating capacity and 119 MBPD of condensate stabilization capacity.  Under terms of the associated agreements, Pioneer and Reliance have dedicated certain of their Eagle Ford Shale acreage to us under 20-year, fixed-fee gathering agreements that include minimum volume requirement for the first seven years.  Pioneer and Reliance have also entered into related 20-year fee-based agreements with us for natural gas processing, NGL transportation and fractionation, and for natural gas, processed condensate and crude oil transportation services.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated October 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: October 29, 2015	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated October 29, 2015.